Exhibit 10.2
EMPLOYMENT AND SEVERANCE AGREEMENT
AS AMENDED AND RESTATED
     This Employment and Severance Agreement (the “Agreement”), originally effective as of the 1st day of June 2001, is amended and restated this 5 day of December, 2007, to be effective as of January 1, 2008, by AGCO CORPORATION, a Delaware corporation (the “Company”), and Garry L. Ball (the “Executive”). This Agreement amends, restates and supersedes the Employment and Severance Agreement between the Company and the Executive effective as of the 1st day of June 2001.
WITNESSETH:
     In consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive do hereby agree as follows:
     1. EMPLOYMENT.
          (a) The Company hereby employs the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.
          (b) The employment term commenced on June 1, 2001 and shall continue in effect until terminated in accordance with Section 5 or any other provision of the Agreement.
     2. POSITION AND DUTIES.
          The Executive shall serve as an Executive Officer of the Company and shall perform such duties and responsibilities as may from time to time be prescribed by the Company’s board of directors (the “Board”), provided that such duties and responsibilities are consistent with the Executive’s position. The Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote all of his working time and efforts to the business and affairs of the Company and its affiliates.
     3. COMPENSATION.
          (a) BASE SALARY. The Company shall pay to the Executive an annual base salary (“Base Salary”) of Three Hundred and Twenty Thousand Dollars ($320,000.00), payable in equal semi-monthly installments throughout the term of such employment subject to Section 5 hereof and subject to applicable tax and payroll deductions. The Company shall consider increases in the Executive’s Base Salary annually, and any such increase in salary implemented by the Company shall become the Executive’s Base Salary for purposes of this Agreement.
          (b) INCENTIVE COMPENSATION. Provided Executive has duly performed his obligations pursuant to this Agreement, the Executive shall be entitled to participate in or receive benefits under the Management Incentive Compensation Plan implemented by the Company.
          (c) OTHER BENEFITS. During the term of this Agreement, the Executive shall be entitled to participate in the long term incentive plan implemented by the Company and any employee benefit plans and arrangements which are available to senior executive officers of the Company, including, without limitation, group health and life insurance, pension and savings and the Senior Management Employment Policy.
          (d) FRINGE BENEFITS. The Company shall pay or reimburse Executive promptly for all reasonable and necessary expenses incurred by him in connection with his duties hereunder, upon submission by Executive to the Company of such written evidence of such expense as the Company may require. Throughout the term of this Agreement, the Company will provide Executive with the use of a vehicle for purposes within the scope of his employment and shall pay, or reimburse the Executive for, all expenses for fuel, maintenance and insurance in connection with such use of the automobile. In no event will any such reimbursements or payments under this Subsection 3(d) be made, if at all, later than the last day of the Executive’s taxable year next following the Executive’s taxable year in which the Executive incurs the expense. The Company further agrees that Executive shall be entitled to four (4) weeks of vacation in any year of the term of employment hereunder. Nothing paid to the Executive under any such Company plans or arrangements shall be deemed to be in lieu of compensation to the Executive hereunder.
     4. NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANTS.
          (a) ACKNOWLEDGEMENTS. The Executive acknowledges that as an Executive Officer of the Company (i) he frequently will be exposed to certain “Trade Secrets” and “Confidential Information” of the Company (as those terms are defined in Subsection 4(b)), (ii) his responsibilities on behalf of the Company will extend to all geographical areas where the Company is doing business, and (iii) any competitive activity on his part during the term of his employment and for a reasonable period thereafter would necessarily involve his use of the Company’s Trade Secrets and Confidential Information and, therefore, would unfairly threaten the Company’s legitimate business interests, including its substantial investment in the proprietary aspects of its business and the goodwill associated with its customer base. Moreover, the Executive acknowledges that, in the event of the termination of his employment with the Company, he would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 4. Therefore, the Executive acknowledges and agrees that it is reasonable for the Company to require him to abide by the covenants set forth in this Section 4. The parties acknowledge and agree that if the nature of the Executive’s responsibilities for or on behalf of the Company and the geographical areas in which the Executive must fulfill them materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 4.
          (b) DEFINITIONS. For purposes of this Section 4, the following terms shall have the following meanings:
          (i) “COMPETITIVE POSITION” shall mean (i) the Executive’s direct or indirect equity ownership (excluding equity ownership of less than one percent (1%) or control of all or any portion of a Competitor, or (ii) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competitor whereby the Executive is required to perform executive level services substantially similar to those that he will perform for the Company as an Executive Officer.

          (ii) “COMPETITOR” of the Company shall refer to any person or entity engaged, wholly or partly, in the business of manufacturing and distributing farm equipment machinery and replacement parts.
          (iii) “CONFIDENTIAL INFORMATION” shall mean the proprietary and confidential data or information of the Company, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and is not public information or is not generally known or available to the Company’s competitors.
          (iv) “TRADE SECRETS” shall mean information of the Company, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers or suppliers, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
          (v) “WORK PRODUCT” shall mean all work product, property, data, documentation, “know-how”, concepts or plans, inventions, improvements, techniques, processes or information of any kind, relating to the Company and its business prepared, conceived, discovered, developed or created by the Executive for the Company or any of the Company’s customers.
          (c) NONDISCLOSURE; OWNERSHIP OF PROPRIETARY PROPERTY.
          (i) The Executive hereby covenants and agrees that: (i) with regard to information constituting a Trade Secret, at all times during the Executive’s employment with the Company and all times thereafter during which such information continues to constitute a Trade Secret; and (ii) with regard to any Confidential Information, at all times during the Executive’s employment with the Company and for three (3) years after the termination of the Executive’s employment with the Company, the Executive shall regard and treat all information constituting a Trade Secret or Confidential Information as strictly confidential and wholly owned by the Company and will not, for any reason in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such information to any party for any purpose other than strictly in accordance with the express terms of this Agreement and other than as may be required by law.
          (ii) To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended) and owned exclusively by the Company. The Executive hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest the Executive may currently have or in the future may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. The Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.
          (iii) The Executive shall immediately notify the Company of any intended or unintended, unauthorized disclosure or use of any Trade Secrets or Confidential Information by the Executive or any other person of which the Executive becomes aware. In addition to complying with the provisions of Section 4(c) (i) and 4 (c) (ii), the Executive shall exercise his best efforts to assist the Company, to the extent the Company deems reasonably necessary, in the procurement of any protection of the Company’s rights to or in any of the Trade Secrets or Confidential Information.
          (iv) Immediately upon termination of the Executive’s employment with the Company, or at any point prior to or after that time upon the specific request of the Company, the Executive shall return to the Company all written or descriptive materials of any kind in the Executive’s possession or to which the Executive has access that constitute or contain any Confidential Information or Trade Secrets, and the confidentiality obligations of this Agreement shall continue until their expiration under the terms of this Agreement.
          (d) NON-COMPETITION. The Executive agrees that during his employment, he will not, either directly or indirectly, alone or in conjunction with any other party, (i) accept or enter into a Competitive Position with a Competitor of the Company, or (ii) take any action in furtherance of or in conjunction with a Competitive Position with a Competitor of the Company. The Executive agrees that for two (2) years after any termination of his employment with the Company, he will not, in the “Restricted Territory” (as defined in the next sentence), either directly or indirectly, alone or in conjunction with any other party, (A) accept or enter into a Competitive Position with a Competitor of the Company, or (B) take any action in furtherance of or in conjunction with a Competitive Position with a Competitor of the Company. For purposes of this Section 4, “Restricted Territory” shall refer to all geographical areas comprised within the fifty United States of America, Western Europe, Brazil and Canada. The Executive and the Company each acknowledge that the scope of the Restricted Territory is reasonable because (1) the Company is conducting substantial business in all fifty states (as well as several foreign countries), (2) the Executive occupies one of the top executive positions with the Company, and (3) the Executive will be carrying out his employment responsibilities in all locations where the Company is doing business.
          (e) NON-SOLICITATION OF CUSTOMERS. The Executive agrees that during the term of his employment, he will not, either directly or indirectly, along or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for or on behalf of any Competitor of the Company. The Executive agrees that for two (2) years after any termination of his employment with the Company, he will not, in the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, for or on behalf of a Competitor of the Company, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company with whom he had substantial contact during a period of time of up to, but no longer than, eighteen (18) months prior to any termination of his employment with the Company.

          (f) NON-SOLICITATION OF COMPANY PERSONNEL. The Executive agrees that, except to the extent that he is required to do so in connection with his express employment responsibilities on behalf of the Company, during the term of his employment he will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor or other personnel of the Company to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company. The Executive agrees that for two (2) years after any termination of his employment with the Company, and in the Restricted Territory, he will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any “material” or “key” (as those terms are defined in the next sentence) employee, consultant, contractor or other personnel of the Company to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company. For purposes of the preceding sentence, “material” or “key” employees, consultants, contractors or other personnel of the Company are those who have access to the Company’s Trade Secrets and Confidential Information and whose position or affiliation with the Company is significant.
          (g) REMEDIES. Executive agrees that damages at law for the Executive’s violation of any of the covenants in this Section 4 would not be an adequate or proper remedy and that should the Executive violate or threaten to violate any of the provisions of such covenants, the Company or its successors or assigns shall be entitled to obtain a temporary or permanent injunction against Executive in any court having jurisdiction prohibiting any further violation of any such covenants, in addition to any award or damages, compensatory, exemplary or otherwise, for such violation, if any.
          (h) PARTIAL ENFORCEMENT. The Company has attempted to limit the rights of the Executive to compete only to the extent necessary to protect the Company from unfair competition. The Company, however, agrees that, if the scope of enforceability of these restrictive covenants is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.
     5. TERMINATION.
          (a) DEATH. The Executive’s employment hereunder shall terminate upon the death of the Executive, provided, however, that for purposes of the payment of Base Salary to the Executive under this Agreement the death of the Executive shall be deemed to have occurred ninety (90) days from the last day of the month in which the death of the Executive shall have occurred.
          (b) INCAPACITY. The Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive in the event of the Executive’s incapacity due to physical or mental illness which prevents the proper performance of the duties of the Executive set forth herein or established pursuant hereto for a substantial portion of any six (6) month period of the Executive’s term of employment hereunder. Any question as to the existence, extent or potentiality of illness or incapacity of Executive upon which Company and Executive cannot agree shall be determined by a qualified independent physician selected by the Company and approved by Executive (or, if Executive is unable to give such approval, by any adult member of the immediate family or the duly appointed guardian of the Executive). The determination of such physician shall be certified in writing to the Company and to the Executive and shall be final and conclusive for all purposes of this Agreement.
          (c) CAUSE. The Company may terminate the Executive’s employment hereunder for Cause by giving written Notice of Termination to the Executive. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the Executive’s habitual drunkenness or chronic substance abuse; (ii) a willful failure by the Executive to materially perform and discharge the duties and responsibilities of the Executive hereunder; (iii) any breach by the Executive of the provisions of Section 4 hereof; (iv) any misconduct by the Executive that is materially injurious to the Company; or (v) a conviction of a felony involving the personal dishonesty or moral turpitude of the Executive.
          (d) WITHOUT CAUSE; GOOD REASON.
          (i) The Company may terminate the Executive’s employment hereunder without Cause, by giving written Notice of termination to the Executive.
          (ii) The Executive may terminate his employment hereunder, by giving written Notice of Termination to the Company. For the purposes of this Agreement, the Executive shall have “Good Reason” to terminate his employment hereunder upon (and without the written consent of the Executive) (a) a reduction in the Executive’s base salary or benefits received from the Company, other than in connection with an across-the-board reduction in salaries and/or benefits for similarly situated employees of the Company or pursuant to the Company’s standard retirement policy; or (b) the relocation of the Executive’s full-time office to a location greater than fifty (50) miles from the Company’s current corporate office; or (c) a material breach by the Company of this Agreement.
          (e) NOTICE OF TERMINATION. Any termination by the Company pursuant to the Subsections (b), (c) or (d)(i) above or by the Executive pursuant to Subsection (d)(ii) above, shall be communicated by written Notice of Termination from the party issuing such notice to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. A date of termination specified in the Notice of Termination shall not be dated earlier than ninety (90) days from the date such Notice is delivered or mailed to the applicable party.
          (f) OBLIGATION TO PAY. Except upon voluntary termination by the Executive without Good Reason, termination by the Company for Cause, or termination as a result of death or incapacity and subject to Sections 6 and 16 below, the Company shall (i) pay the compensation specified in this Subsection 5(f) to the Executive for the period specified in this Subsection 5(f), (ii) continue to provide, no less frequently than monthly, life insurance benefits during the remainder of the applicable period, including the Severance Period set forth in this Subsection 5(f), and (iii) if and to the extent the Executive timely elects COBRA continuation coverage, pay the Executive on a monthly basis the cost of COBRA premiums for a period of 18 months or such lesser period as the Executive continues to have COBRA continuation coverage. If the Executive’s employment shall be terminated by reason of death, the estate of the Executive shall be paid all Base Salary and reimbursements otherwise payable to the Executive through the end of the third month after the month in which the death of the Executive occurred and all bonus or other incentive benefits accrued or accruable to the Executive through the end of the month in which the death of the Executive occurred, on the same basis as if the Executive had continued employment through such times, and the Company shall have no further obligations to the Executive under this Agreement. If the Executive’s employment is terminated by reason of incapacity, the Executive or the person charged with legal responsibility for the Executive’s estate shall be paid all Base Salary and reimbursements and payments otherwise payable to the Executive, including the bonus and other benefits accrued or accruable to the Executive, through the date of termination specified in the Notice of Termination, on the same basis as if the Executive had continued employment through such time, and the Company shall have no further obligations to the Executive under this Agreement. If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary through the date of termination specified in the Notice of Termination and reimbursements otherwise payable to the Executive, and the Company shall have no further obligations to the Executive under this Agreement. If the Executive’s employment shall be terminated by the Company, without cause, or by the Executive for Good Reason, the Executive shall be paid all Base Salary and reimbursements and payments otherwise payable to the Executive, including the bonus and other benefits accrued or accruable to the Executive, through the date of termination specified in the Notice of Termination, and the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination) for a period of one (1) year from the date of such termination (such one (1) year period being referred to hereinafter as the “Severance Period”) on the same basis as if Executive had continued employment during the Severance Period and (y) pay the Executive a pro rata portion of the bonus or other incentive benefits to which the Executive would have been entitled for the year of termination, had the Executive remained employed for the entire year which incentive compensation shall be payable at the time incentive compensation is payable generally under the applicable incentive plans; provided, however, that notwithstanding the foregoing, the Executive shall not be entitled to any severance payments under (x) and (y) upon and after reaching age 65. The Executive shall have no further right to receive any other compensation benefits or perquisites after the date of termination of employment except as determined under the terms of this Agreement or any applicable employee benefit plans or programs of the Company or under applicable law.
     6. CONDITIONS APPLICABLE TO SEVERANCE PERIOD; MITIGATION OF DAMAGES
          (a) If during the Severance Period, the Executive breaches his obligations under Section 4 above, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Subsection 5(f).
          (b) Although the Executive shall not be required to mitigate the amount of any payment provided for in Subsection 5(f) by seeking other employment, any such payments shall be reduced by any amounts which the Executive receives or is entitled to receive from another employer with respect to the Severance Period. The Executive shall promptly notify the Company in writing in the event that other employment is obtained during the Severance Period.

     7. NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified first-class mail, postage prepaid, addressed:
in the case of the Company to:
AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096
Attention: Stephen Lupton
in the case of the Executive to:
Garry L. Ball
6380 Sunbriar Drive
Cumming, Georgia 30040
or to such other address as either party shall designate by giving written notice of such change to the other party.
     8. ARBITRATION. Any claim, controversy, or dispute arising between the parties with respect to this Agreement, to the maximum extent allowed by applicable law, shall be submitted to and resolved by binding arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and (except as otherwise specified herein) the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is commenced. The venue for the arbitration shall be the Atlanta, Georgia offices of the American Arbitration Association. Either party may notify the other party at any time of the existence of an arbitrable controversy by delivery in person or by certified mail of a Notice of Arbitrable Controversy. Upon receipt of such a Notice, the parties shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such Notice. Notice to the Company and the Executive shall be sent to the addresses specified in Section 7 above. If the dispute cannot be resolved within the fifteen (15) day period, either party may file a written Demand for Arbitration with the American Arbitration Association’s Atlanta, Georgia Regional Office, and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted before a panel of three (3) arbitrators. The arbitrators shall be selected as follows: (a) The party filing the Demand for Arbitration shall simultaneously specify his or its arbitrator, giving the name, address and telephone number of said arbitrator; (b) The party receiving such notice shall notify the party demanding the arbitration of his or its arbitrator, giving the name, address and telephone number of the arbitrator within five (5) days of the receipt of such Demand for Arbitration; (c) A neutral person shall be selected through the American Arbitration Association’s arbitrator selection procedures to serve as the third arbitrator. The arbitrator designated by any party need not be neutral. In the event that any person fails or refuses timely to name his arbitrator within the time specified in this Section 8, the American Arbitration Association shall (immediately upon notice from the other party) appoint an arbitrator. The arbitrators thus constituted shall promptly meet, select a chairperson, fix the time, date(s), and place of the hearing, and notify the parties. To the extent practical, the arbitrators shall schedule the hearing to commence within sixty (60) days after the arbitrators have been impaneled. A majority of the panel shall render an award within ten (10) days of the completion of the hearing, which award may include an award of interest, legal fees and costs of arbitration. The panel of arbitrators shall promptly transmit an executed copy of the award to the respective parties. The award of the arbitrators shall be final, binding and conclusive upon the parties hereto. Each party shall have the right to have the award enforced by any court of competent jurisdiction.

Executive initials:	Company initials:

     9. NO WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in a writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions of this Agreement at the same or at any prior or subsequent time.
     10. SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. Neither this Agreement or any rights or obligations of the Executive herein shall be transferable or assignable by the Executive.
     11. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The parties intend for each of the covenants contained in Section 4 to be severable from one another.
     12. SURVIVAL. The provisions of Section 4 hereof shall survive the termination of Executive’s employment and shall be binding upon the Executive’s personal or legal representative, executors, administrators, successors, heirs, distributee, devisees and legatees and the provisions of Section 5 hereof relating to payments and termination of the Executive’s employment hereunder shall survive such termination and shall be binding upon the Company.
     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     14. ENTIRE AGREEMENT. This Agreement constitutes the full agreement and understanding of the parties hereto with respect to the subject matter hereof and all prior or contemporaneous agreements or understandings are merged herein. The parties to this Agreement each acknowledge that both of them and their respective agents and advisors were active in the negotiation and drafting of the terms of this Agreement.
     15. GOVERNING LAW. The validity, construction and enforcement of this Agreement, and the determination of the rights and duties of the parties hereto, shall be governed by the laws of the State of Georgia.
     16. DEFERRED COMPENSATION PLAN OMNIBUS PROVISIONS. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as

amended (the “Code”) shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with a permissible payment event contained in Section 409A (e.g., death or separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code, to avoid the unfavorable tax consequences provided therein for non-compliance. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Executive is a “specified employee” (as defined in Section 409A of the Code) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, any termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.
           IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

AGCO CORPORATION
By:
Name:
Title:

EXECUTIVE